VA SOFTWARE REPORTS FIRST QUARTER FY06 RESULTS
Media revenue grows 40% year-over-year

FREMONT, CA—November 29, 2005—VA Software Corporation (Nasdaq: LNUX), a leading provider of software, information and community support for IT and development professionals, today announced financial results for its first quarter fiscal year 2006, ended October 31, 2005.

Total first quarter fiscal 2006 revenue grew to $8.2 million, compared to first quarter fiscal 2005 total revenue of $7.0 million. In particular, online media revenue increased 40% to $2.6 million in first quarter fiscal 2006 from $1.8 million in first quarter fiscal 2005.

On a GAAP basis, the first quarter fiscal 2006 net loss was $1.2 million, or $0.02 per share, compared to first quarter fiscal 2005 GAAP net loss of $1.6 million, or $0.03 per share.

As specified in the attached reconciliation of net loss as reported to pro forma net loss, the first quarter fiscal 2006 net loss was $1.0 million, or $0.02 per share, compared to the first quarter fiscal 2005 net loss of $1.6 million, or $0.03 per share. Cash and investments remain strong at $35.9 million as of October 31, 2005.

“We are pleased with our performance this quarter. Our online media revenue grew by 40% year-over-year, due in part to our media sales team operating at a fully-staffed level,” said Ali Jenab, president and CEO. “We are encouraged by the strong start that our online media and ecommerce businesses had during the first quarter. We are also encouraged by an over $1 million sale of SourceForge® Enterprise Edition to a single enterprise customer, that slipped from the first quarter and closed in November. We released a new look and feel for SourceForge.net® and intend to continue to invest in this important asset throughout fiscal year 2006.”

A conference call to review results will be held at 5:00 pm (Eastern) today. The call may be accessed via webcast at http://www.vasoftware.com or by dialing (800) 862-9098 or (785) 424-1051. A replay of the call will be available for 30 days by dialing (800) 839-4014 or (402) 220-2983.

Recent Highlights

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Customers. Throughout first quarter fiscal 2006, VA Software sold the SourceForge solution to a total of 136 customers. During the quarter, Naval Research Laboratory, ThoughtWorks, Inc., a large transportation services company and a number of entities in Japan were added to the installed base. In addition, existing customers, including Agilent, Sapient, Eli Lilly, and Acxiom, purchased additional SourceForge licenses or services.

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ThoughtWorks alliance. VA Software and ThoughtWorks, Inc. announced an alliance to develop agile development solutions for enterprise customers. The two companies will offer a turn-key solution that integrates VA Software's SourceForge Enterprise Edition, the leading collaborative development platform; CruiseControl, the popular continuous integration build tool open sourced by ThoughtWorks; and ThoughtWorks' best practices for agile and distributed agile development.

•
SourceForge.net. We have begun the implementation of strategic upgrades to make SourceForge.net more powerful and functional to our worldwide technology audience. The first release streamlines the site's navigation, as well as optimizes and increases the usability of the most frequently visited areas of our site,  to give our users a more robust environment to create projects, participate actively with the community, and evaluate open source applications for their organization's IT infrastructure. The enhanced site design is the first step in SourceForge.net’s strategic usability refinements. Over the next few months, we will continue to make numerous enhancements to the site's usability.

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OSTG. OSTG has had continued success in custom publishing by developing microsites for clients such as HP, IBM Power Architecture, the IBM Migration Factory and IBM Solaris to Linux. OSTG also launched a large-scale program for IBM to promote downloads of Apache Geronimo server, as a first phase approach to their larger scale branding initiatives around Gluecode.

OSTG continues to rank highly against other online technology networks with the third-party research firm Nielsen//NetRatings @Plan.  According to Nielsen//NetRatings @Plan Fall 2005 results, The OSTG network maintains the number one rank against competitors in key technology categories such as: visitors who look for technology news online, visitors who download software online, visitors who purchase networking equipment and multi-media software, and visitors who have purchased computer hardware and software online in the last 6 months.

On the technical and operational side, OSTG has recently outsourced its ad serving to Falk eSolutions and its site measurement and metrics services to Google Analytics. Both systems allow OSTG to reference third party sources for traffic measurement and ad impression delivery. Google Analytics measures site traffic by IAB industry standards and provides advertisers with additional comfort that comes from a trusted third-party source.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, VA Software uses non-GAAP financial results. Non-GAAP net loss and loss per share exclude amortization of intangible assets and stock option expense. These non-GAAP adjustments are provided to enhance the user’s overall understanding of current financial performance and prospects for the future. Specifically, VA Software believes the non-GAAP results provide useful information to both management and investors by excluding certain unusual expenses that VA Software believes are not indicative of core operating results. In addition, because VA Software has historically reported non-GAAP results to the investment community, VA Software believes the inclusion of non-GAAP numbers provides consistency in financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The method VA Software uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

About VA Software

VA Software Corporation (Nasdaq: LNUX) is at the center of today’s technology revolution and incites innovation by empowering the IT and developer communities with information, community support and software. VA Software is the parent company of OSTG, Inc. (Open Source Technology Group), and the creator of SourceForge. SourceForge Enterprise Edition optimizes distributed development for Fortune 500 companies.

OSTG, Inc., the cornerstone of the Open Source movement, is the leading online network for IT managers and development professionals. OSTG technology-focused sites include Slashdot.org, SourceForge.net, ITManagersJournal.com, NewsForge.com, Linux.com and freshmeat.net. SourceForge.net is the global nexus for the Open Source community with more than 100,000 Open Source projects and over 1 million registered users. OSTG also runs ThinkGeek.com, an online retailer of technology products, and the MediaBuilder network, featuring AnimationFactory.com. OSTG receives more than 290 million page views and nearly 19 million unique visitors monthly.*

For more information about VA Software, visit www.vasoftware.com. For more information about OSTG, visit www.ostg.com.

Slashdot, freshmeat, ThinkGeek, Animation Factory, MediaBuilder, and SouceForge.net are trademarks or registered trademarks of OSTG, Inc., in the United States and/or other countries. VA Software, OSTG, and SourceForge are trademarks or registered trademarks of VA Software Corporation in the United States and/or other countries. All other product or brand names herein are the properties of their respective owners.

* Publisher's own data based on internal traffic audits.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations, and involve risks and uncertainties. Forward-looking statements, include statements regarding our business and sales pipeline, our prospects for fiscal year 2006, expected benefits of the alliance with ThoughtWorks, Inc., the acceptance of our online advertising programs, and ongoing improvements to SourceForge.net and any expected benefits there from. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: VA Software's success in expanding its SourceForge enterprise software business; customer adoption of SourceForge solutions; the size and timing in executing enterprise-level licenses; VA Software's reliance upon strategic relationships with other companies; VA Software’s success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending; VA Software’s ability to achieve and sustain higher levels of revenue; VA Software's ability to protect and defend its intellectual property rights; rapid technological and market change; future guidelines and interpretations regarding software revenue recognition; unforeseen expenses that VA Software may incur in future quarters; and competition with, and pricing pressures from more established competitors. Investors should consult VA Software's filings with the Securities and Exchange Commission, including the risk factors section of the Annual Report on Form 10-K for the fiscal year ended July 31, 2005, for further information regarding these and other risks of VA Software's business. These documents are available at www.sec.gov. All forward looking statements included in this press release are based upon information available to VA Software as of the date hereof, and VA Software does not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

Contact:

Investor Relations
VA Software Corp.    .
(510) 687-8731
ir@vasoftware.com

VA Software Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	October 31, 2005	October 31, 2004

Software revenues	$1,421	$1,931
Online Media revenues	2,581	1,849
E-Commerce revenues	3,586	2,694
Online Images revenues	580	524
Net revenues	8,168	6,998

Software cost of revenues	276	232
Online Media cost of revenues	863	802
E-commerce cost of revenues	2,842	2,355
Online Images cost of revenues	111	130
Cost of revenues	4,092	3,519
Gross margin	4,076	3,479
Operating Expenses:
Sales and marketing	2,297	2,411
Research and development	1,602	1,471
General and administrative	1,688	1,465
Amortization of intangible assets	1	3
Total operating expenses	5,588	5,350
Loss from operations	(1,512)	(1,871)
Interest and other, net	278	255
Net loss	$(1,234)	$(1,616)

Basic and diluted net loss per share	$(0.02)	$(0.03)
Weighted-average shares outstanding:
Basic and diluted	61,667	61,296

Reconciliation of net loss as reported
to pro forma net loss:	Three Months Ended
	October 31, 2005	October 31, 2004

Net loss as reported	$(1,234)	$(1,616)
Non recurring charges:
Stock-based compensation expense included in cost of goods	14	—
Stock-based compensation expense included in operating expenses	214	—
Amortization of intangible assets	1	3
Pro forma net loss	$(1,005)	$(1,613)

Basic and diluted net loss per share – pro forma	$(0.02)	$(0.03)
Weighted-average shares outstanding:
Basic and diluted	61,667	61,296

VA Software Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31, 2005	July 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$33,784	$36,614
Accounts receivable, net	4,904	4,306
Inventories	1,372	773
Prepaid expenses and other assets	1,478	1,014
Total current assets	41,538	42,707
Long-term investments and long-term restricted cash	2,159	2,806
Property and equipment, net	632	736
Other assets	1,132	1,132
Total assets	$45,461	$47,381

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,357	$1,574
Accrued restructuring liabilities	1,593	1,748
Deferred revenue	2,208	2,134
Accrued liabilities and other	2,597	2,882
Total current liabilities	7,755	8,338
Accrued restructuring liabilities, net of current portion	5,709	6,107
Other long-term liabilities	1,255	1,271
Total liabilities	14,719	15,716

Stockholders’ equity:
Common stock	62	62
Additional paid-in capital	784,162	783,891
Accumulated other comprehensive gain	(191)	(231)
Accumulated deficit	(753,291)	(752,057)
Total stockholders’ equity	30,742	31,665
Total liabilities and stockholders’ equity	$45,461	$47,381